Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Our authorized capital stock consists of 650 million shares of Class A common stock, par value $0.001 per share, 125 million shares of Class B common stock, par value $0.001 per share, and 25 million shares of preferred stock, par value $0.001 per share.
Our Class A common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the Nasdaq Global Select Market under the symbol “STEP.” Our Class B common stock is not registered under the Exchange Act.
Unless our board of directors determines otherwise, we will issue all shares of our Class A common stock and Class B common stock in uncertificated form.
The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws and by applicable law.
All references herein to “we,” “us,” “our” and similar terms refer to StepStone Group Inc.
Common Stock
Class A common stock
Voting. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have the ability to cumulate votes for the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
Dividends. Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B common stock as described below.
No Preemptive Rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.
Issuance of Additional Class A Common Stock. We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law. We are obligated to issue Class A common stock (subject to the transfer and exchange restrictions set forth in the Ninth Amended and Restated Limited Partnership Agreement of StepStone Group LP (the “StepStone Limited Partnership Agreement”), the Exchange Agreement, dated as of September 18, 2020, by and among us, StepStone Group LP (the “Partnership”) and the Partnership Unitholders (as defined therein), and the Class C Exchange Agreement, dated as of September 20,2021 by and among us, the Partnership and the Partnership Unitholders (as defined therein)) to Class B unitholders and Class C unitholders who exchange their Class B units or Class C units of the Partnership, respectively, for shares of our Class A common stock on a one-for-one basis (unless we elect to satisfy such exchange for cash). When a Class B unit of the Partnership is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. There are no corresponding shares of common stock of the Class C units.

Class B common stock
Voting. Holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of stockholders prior to a Sunset. A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units of the Partnership have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) September 18, 2025. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year will become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year will become effective at the end of the following fiscal year.
After a Sunset becomes effective, holders of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to stockholders for a vote. Stockholders do not have the ability to cumulate votes for the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
 Dividends. Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.
Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class B common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class B common stock held by them, pro rata with distributions to the Class A common stock. In connection with an exchange of a Class B unit of the Partnership for Class A common stock, the corresponding share of Class B common stock will be redeemed by us at par value and canceled.
No Preemptive Rights. Holders of our Class B common stock do not have preemptive, subscription or conversion rights. The Class B common stock is subject to redemption upon an exchange of a Class B unit of the Partnership for a share of Class A common stock.
Issuance of Additional Class B Common Stock. No additional issuance of shares of Class B common stock will occur, except upon the vesting of Class B2 units of the Partnership or in connection with a stock split, stock dividend, reclassification or similar transaction.
Preferred Stock
Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.
The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, which would apply so long as the Class A common stock remains listed on the Nasdaq Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws
Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include:
Super Voting Stock. The Class A common stock and Class B common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our amended and restated certificate of incorporation or required by applicable law. However, until a Sunset becomes effective, the Class B common stock will have five votes per share and the Class A common stock will have one vote per share. Consequently, the holders of our Class B common stock will have greater influence over decisions to be made by our stockholders, including the election of directors.
Classified Board. Our amended and restated certificate of incorporation and bylaws classify our board of directors into three classes of directors, serving staggered three-year terms of office. Our board of directors has the exclusive power to fix the number of directors in each class. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal; however, each director whose term expires at the 2023 annual meeting of stockholders or any annual meeting thereafter (and any other individual who is nominated for election at any such meeting) shall be elected for a term expiring at the next annual meeting of stockholders. As a result of these provisions, beginning with our 2025 annual meeting of stockholders, all of our directors will be subject to annual election.
Vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely by a majority of the remaining members of the board of directors or by a sole remaining director. As long as our board is classified, the existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders. In addition, our amended and restated certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the board of directors or the chairperson of the board of directors.
Election and Removal of Directors. The Delaware General Corporation Law (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. While the board is classified, directors may be removed, but only for cause. Following such time as our board of directors is no longer classified, our directors may be removed with or without cause, but only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors.
Authorized but Unissued Shares. As described above under the heading “Authorized but Unissued Capital Stock”, the existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We have elected in our amended and restated certificate of incorporation not to be subject to Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Sunset Holders, their affiliates and their respective successors (other than the Company or any of our subsidiaries), as well as their direct and indirect transferees, will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Advance Notice Provisions. Our amended and restated bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A stockholder’s notice to our corporate secretary must be in proper written form and must set forth certain information, as required under our amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the board of directors.
Exclusive forum. Our amended and restated certificate of incorporation provides that, unless we select or consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Furthermore, unless we select or consent to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. It is possible that a court could find our exclusive forum provision to be inapplicable or unenforceable. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, certain provisions of the StepStone Limited Partnership Agreement could have the effect of deterring or facilitating a control transaction.